UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2019 (February 5, 2019)

Summit Midstream Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35666	45-5200503
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1790 Hughes Landing Blvd

Suite 500

The Woodlands, TX 77380

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (832) 413-4770

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2019, Summit Midstream Partners, LLC (“Summit Investments” or the “Company”) and Summit Midstream GP, LLC (the “general partner”) executed an employment agreement with Louise E. Matthews pursuant to which she will serve as Executive Vice President and Chief Administration Officer of the Company. Ms. Matthews’ employment agreement, which has an effective date of March 1, 2019, has an initial term that expires on March 31, 2021, and is then automatically extended for successive one-year periods, unless either party gives notice of non-extension to the other no later than 30 days prior to the expiration of the then-applicable term. Ms. Matthews’ employment agreement provides for an annual base salary of $300,000, and a performance-based bonus ranging from 0% to 200% of base salary, with a target of 100% of base salary. Ms. Matthews is entitled to receive a prorated annual bonus (based on target) if her employment is terminated by Ms. Matthews with good reason, or by the Company without cause or as a result of a non-extension of the term, or due to death or disability. In addition, Ms. Matthews’ employment agreement also provides for reimbursement of certain business expenses incurred in connection with her employment, including company-paid tax preparation and advisory services of up to $12,000 per year.

Ms. Matthews’ employment agreement provides for a cash severance payment upon a termination resulting from a non-extension of the term by the Company, by the Company without cause or by Ms. Matthews for good reason, which is defined generally as the officer's termination of employment within two years after the occurrence of (i) a material diminution in Ms. Matthews’ authority, duties or responsibilities, (ii) a material diminution in Ms. Matthews’ base salary, target bonus (as a percentage of base salary) or annual bonus range (as a percentage of base salary), or (iii) any other action or inaction that constitutes a material breach of the employment agreement by the Company (each a "Qualifying Termination"). In the event of a Qualifying Termination, Ms. Matthews’ severance payment will be equal to one and one-half times the sum of her annual base salary and her annual bonus payable in respect of the immediately preceding year.

Following any termination of employment other than one resulting from non-extension of the term, her employment agreement provides that Ms. Matthews will be subject to a post-termination non-competition covenant through the severance period, and, following any termination of employment, Ms. Matthews will be subject to a one-year post-termination non-solicitation covenant. If Ms. Matthews employment terminates as a result of her non-extension of the term, the Company may choose to subject her to a non-competition covenant for up to one year post-termination. If the Company exercises this “noncompete option”, then Ms. Matthews would be entitled to a severance payment in an amount equal to the sum of her annual base salary and annual bonus payable in respect of the preceding year, multiplied by a fraction, the numerator of which is equal to the number of days from the date of termination through the expiration of the restricted period (as elected by the Company) and the denominator of which is 365. In this case, the severance payment will be payable in equal installments over the restricted period. Following any termination of employment, the Company has agreed to pay the out-of-pocket premium cost to continue Ms. Matthews’ medical and dental coverage for a period not to exceed 18 months, with such coverage terminating if any new employer provides benefits coverage.

Ms. Matthews’ employment agreement also provides that all equity awards granted to her under SMLP's long-term incentive plan and held by her as of immediately prior to a change in control of the Company will become fully vested immediately prior to the change in control.

Ms. Matthews’ employment agreement provides that, if any portion of the payments or benefits provided to Ms. Matthews would be subject to the excise tax imposed in connection with Section 280G of the Internal Revenue Code, then the payments and benefits will be reduced if such reduction would result in a greater after-tax payment to Ms. Matthews. This description of Ms. Matthews’ employment agreement is qualified in its entirety by reference to the agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.		Description
10.1	†	Employment Agreement effective March 1, 2019, by and between Summit Midstream Partners, LLC and Louise E. Matthews

____________________

† Management contract or compensatory plan or arrangement that is being filed as an exhibit pursuant to Item 9.01(d) of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Summit Midstream Partners, LP
(Registrant)

		By:	Summit Midstream GP, LLC (its general partner)

Date:	February 6, 2019	/s/ Marc D. Stratton
Marc D. Stratton, Executive Vice President and Chief Financial Officer

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